Exhibit 3.1

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

OF

RETAIL OPPORTUNITY INVESTMENTS CORP.

Effective as of November 6, 2024, the Second Amended and Restated Bylaws of Retail Opportunity Investments Corp. are amended by adding the following new Article XIV:

ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Section 1. CERTAIN STATE LAW CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for: (a) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation Law, or any successor provision thereof, and any action or proceeding asserting any Internal Corporate Claim; (b) any derivative action or proceeding brought on behalf of the Corporation; (c) any claim, or any action or proceeding asserting a claim, based on an alleged breach of any duty owed by any director or officer or other agent or employee of the Corporation to the Corporation or to the stockholders of the Corporation; (d) any claim, or any action or proceeding asserting a claim, against the Corporation or any director or officer or other agent or employee of the Corporation arising under or pursuant to any provision of the MGCL, the Charter or these Bylaws; or (e) any action or proceeding asserting a claim against the Corporation or any director or officer or other agent or employee of the Corporation that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Corporation who commences such an action shall cooperate in a request that the action be assigned to the Court’s Business and Technology Case Management Program. None of the foregoing claims, or actions or proceedings, may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such other court.

Section 2. CERTAIN FEDERAL CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Maryland, Northern Division shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting solely a cause of action arising under the Securities Act of 1933, as amended.